Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 13, 2013 with respect to the consolidated financial statements of NGL Energy Partners LP and subsidiaries (the “Partnership”) as of March 31, 2013 and 2012 and for each of the two years ended March 31, 2013 and the six month period ended March 31, 2011. We have also issued our report dated June 29, 2011, with respect to the consolidated financial statements of NGL Supply, Inc. for the six month period ended September 30, 2010. Our reports are included in the Amended Annual Report of SemGroup Corporation on Form 10-K/A (Amendment No. 2) for the year ended December 31, 2012, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

December 20, 2013